Exhibit 99.1

indie Announces Changes to Board of Directors

Ichiro Aoki to retire as indie President and Board Member, while indie welcomes the appointment of Thomas Schiller to the Board

ALISO VIEJO, Calif. - June 22 - indie Semiconductor (Nasdaq: INDI), an automotive solutions innovator, today announced that Dr. Ichiro Aoki will resign from his position as President of indie and member of indie’s board of directors, effective June 29, 2026, and has appointed Mr. Thomas Schiller to its board of directors.

Dr. Aoki has been with indie since its inception and is renowned as one of the Company’s co-founders, serving as indie’s President, managing the execution of the Company’s engineering plans. Dr. Aoki will transition to a more focused, limited role centered on technical expertise, while also offering advisory support to advance the Company’s strategic product roadmap.

“We are extremely thankful to Dr. Aoki for his exceptional years of service and visionary leadership as a co-founder of indie. His commitment and ingenuity helped lay the foundation upon which our organization was built,” said Donald McClymont, indie’s co-founder and CEO. “Ichiro’s contributions have been instrumental in shaping our culture and many of the major engineering accomplishments that have propelled our success. We look forward to his ongoing guidance in his new role as Technical Advisor.”

Mr. Schiller has contributed greatly to the Company over the past seven years, initially serving as indie’s former Chief Financial Officer and Executive Vice President of Strategy, and recently as a Strategic Advisor. His leadership and tenacity are exemplified by the instrumental role he played in steering the Company’s 2021 IPO. While continuing to serve indie in his current advisory role, his appointment to indie’s Board of Directors will enable Mr. Schiller to have a broader impact on the Company, working directly alongside fellow board members and executive leadership to help shape key decisions and guide strategic execution.

“I am humbled and honored to join indie’s Board at such a pivotal and exciting time for the Company,” said Tom Schiller. “With a world class team underpinned by key requisite technologies, indie is well positioned to capitalize on intelligent ADAS as it now expands to address adjacent physical AI markets including robotics and humanoids.”

“We are excited to welcome Tom to indie’s Board of Directors. With an impressive track record of success, distinguished career, and a proven history of entrepreneurial leadership, his contributions will be invaluable,” said David Aldrich, chairman of the board of indie. “Tom has demonstrated a strong commitment to driving performance, creating shareholder value, and identifying new opportunities for long-term success. The board and I look forward to leveraging Tom’s unique perspectives and deep industry expertise.”

Mr. Thomas Schiller has served as a Strategic Advisor to indie since November 2024, providing guidance and leadership in strategic planning and M&A. He was formerly Chief Financial Officer and Executive Vice President of Strategy with indie, until June 2024, leading all corporate financing, reporting, investor relations, treasury, tax, and M&A activities. Prior to joining indie in October 2019, Mr. Schiller was Vice President of Marketing at Marvell Semiconductor and previously was Vice President of Strategy and Corporate Development at Skyworks Solutions.

Mr. Schiller earned a Master of Business Administration from the University of Southern California with a specialization in Entrepreneurship and Finance, and holds a Bachelor of Arts in Social Sciences with an emphasis in

Economics and Political Science from the University of California, Irvine. In addition, Mr. Schiller completed executive education programs at the University of California, Los Angeles and the Massachusetts Institute of Technology.

For more information, please visit: www.indie.inc/company/board-of-directors

About indie

Headquartered in Aliso Viejo, CA, indie is empowering the automotive revolution with next-generation semiconductors, photonics, and perception software platforms. We focus on developing innovative, high-performance, and energy-efficient mixed-signal SoCs and system solutions for ADAS and adjacent industrial applications, including humanoid robotics, and quantum technology. Our sensors span all major modalities (Radar, Computer Vision, LiDAR, and Ultrasound), accelerating the proliferation of automated vehicle safety and sensing features. As a global innovator, we are an approved vendor to Tier 1 partners, and our solutions can be found in marquee automotive OEMs worldwide.

Please visit us at www.indie.inc to learn more.

#indieSemi_Corporate

Investor Relations
IR@indie.inc